Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS


 We consent to the incorporation by reference in this Annual Report (Form 10-K) of United Bankshares, Inc. and Subsidiaries of our report dated February 26, 1999, included in the 1998 Annual Report to
Shareholders of United Bankshares, Inc. and Subsidiaries

 We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plan (Form S-8, No. 33-22941) and the Savings and Stock Investment Plan (Form S-8, No. 33-32522) of United Bankshares, Inc. of our report dated February 26, 1999, with respect to the consolidated financial statements of United Bankshares, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998.



                                                 /s/ ERNST & YOUNG LLP



Charleston, West Virginia
March 29, 1999

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